EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

COMARCO, Inc.

Lake Forest, California

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 33-44943, 33-45096, 33-63219, 333-11749, 333-78677, 333-42350, 333-141354, 333-141390, and 333-156518) of Comarco, Inc. (the “Company”) of our report dated April 30, 2012 relating to our audit of the Company’s January 31, 2012 consolidated financial statements and information related to the year then ended included in the financial statement Schedule II, which appear in this annual report on Form 10-K of Comarco, Inc. Our report dated April 30, 2012 related to the aforementioned financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

April 30, 2012	/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Newport Beach, California